Exhibit 99.1

FIRST KEYSTONE CORPORATION ANNOUNCES SECOND QUARTER

AND YEAR-TO-DATE 2015 EARNINGS

Berwick, Pennsylvania – July 31, 2015 - First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported net income of $2,430,000 for the second quarter and $4,879,000 for the six month period ended June 30, 2015. Return on average assets for the six month periods ended June 30, 2015 and June 30, 2014 was 1.04% and 1.14%. Return on average equity was 8.97% and 10.03% for the six month periods ended June 30, 2015 and June 30, 2014. On a per share basis, for the three months ended June 30, 2015, net income was $0.44 versus $0.50 in the three months ended June 30, 2014. Cash dividends amounted to $0.27 per share for the three months ended June 30, 2015 and $0.26 per share for the three months ended June 30, 2014. For the six months ended June 30, 2015, net income per share was $0.88 versus $0.91 in the first six months of 2014. Cash dividends amounted to $0.54 per share in the first six months of 2015 and $0.52 per share in the first six months of 2014.

Net interest income was $6,628,000 for the three month period ended June 30, 2015, essentially even with last year’s $6,668,000 for the same period. For the six month period ended June 30, 2015, net interest income increased by 1.3% to $13,345,000 compared to the same period in 2014. Non-interest income was lower in the six month period ended June 30, 2015 due to a reduction of $705,000 in net gains taken on investment securities. Service charges and fees, ATM fees and debit card income and gains on sales of loans increased by 15.6%, 8.0% and 292.5%, respectively, in the first half of the year compared with the same period in 2014.

Non-interest expense was lower in the second quarter and the six month period ended June 30, 2015 as growth in salaries and employee benefit expenses was restrained. Occupancy, furniture and equipment and computer expenses were all lower in the six months ended June 30, 2015 compared to the same period in 2014. Income tax expense also fell as a percentage of pretax income in the first six months of 2015 versus 2014, due to higher balances of tax-free municipal bonds and loans during the period.

Net loans increased by $38,875,000, or 8.5% while investment securities increased by $5,138,000, or 1.5% in the period from June 30, 2014 to June 30, 2015. Loans grew due to the increases in both commercial and residential mortgages held in the portfolio.

Deposits increased from $642,576,000 at June 30, 2014 to $666,101,000, or an increase of 3.7%. Non-interest bearing deposits grew by $4,650,000 or 4.9%. Borrowings increased by $14,934,000 to support increases in the loan and investment portfolios.

Stockholders’ equity increased by $3,127,000 to $106,154,000 based on the retention of earnings.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” First Keystone Community Bank recently celebrated its 150th anniversary being an independently owned community bank since 1864. The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-8383; and Stifel Nicolaus & Co. Inc., 800-223-6807.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Matthew P. Prosseda at 570-752-3671.

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